Exhibit 99.1

Contacts:

Jay Carlson	Stephanie Diaz (Investors)	Tim Brons (Media)
Peregrine Pharmaceuticals, Inc.	Vida Strategic Partners	Vida Strategic Partners
(800) 987-8256	415-675-7401	415-675-7402
info@peregrineinc.com	sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Provides Update on PHASE III SUNRISE Trial of Bavituximab

- Conference Call with Management Scheduled for 4:30 p.m. Eastern Time -

Tustin, CA – February 25, 2016 – Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (NASDAQ: PPHMP), a biopharmaceutical company focused on developing therapeutics to stimulate the body's immune system to fight cancer, today announced that it is discontinuing the company’s Phase III SUNRISE trial of bavituximab in patients with previously treated locally advanced or metastatic non-squamous non-small cell lung cancer (NSCLC). The decision to stop the trial was based on the recommendation of the study's Independent Data Monitoring Committee (IDMC) following a pre-specified interim analysis performed after 33% of targeted overall events (patient deaths) in the study were reached. Results of the analysis demonstrated that the bavituximab plus docetaxel group did not show a sufficient improvement in overall survival as compared to the docetaxel group to warrant continuation of the study. The interim analysis showed that the bavituximab combination group is performing as expected according to the original trial assumptions in terms of overall survival, while the docetaxel group is dramatically outperforming overall survival expectations based on the original trial assumptions and as compared to recently published studies.

"Let me start by taking this opportunity to thank all of the patients, their families, and the physicians who participated in the SUNRISE trial. While we are deeply disappointed by this early outcome from the SUNRISE trial, we plan to take a deliberate and detailed approach in reviewing and verifying all available data from the trial in order to understand what subgroups or other patient characteristics may have impacted the performance of the study. While we perform this analysis, we plan to put our other chemotherapy combination studies on hold until we have a clear understanding of the SUNRISE study results," said Steven W. King, president and chief executive officer of Peregrine. "While this is an unexpected and disappointing setback for the bavituximab chemotherapy combination clinical program, we have not seen anything in this trial result that diminishes our enthusiasm for advancing our immuno-oncology (I-O) combination trials. The I-O combination studies are based on different mechanistic synergies that are clearly separate from the chemotherapy combination being evaluated in the SUNRISE study. In addition, it is important to note that in no way do these results have any impact on our contract manufacturing business conducted through our wholly owned subsidiary, Avid Bioservices. This business has shown consistent revenue growth and has been instrumental in maintaining a strong cash position and our plan is to continue growing this business."

As of February 1, 2016, Avid Bioservices had a revenue backlog in excess of $58 million under committed contracts from existing clients. In addition, Peregrine had $67.5 million in cash and equivalents as of January 31, 2016.

Conference Call Today

Peregrine will host a conference call today beginning at 4:30 PM Eastern Time (1:30 PM Pacific Time). To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals conference call. To listen to the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm.

About Bavituximab: A Targeted Investigational Immunotherapy

Bavituximab is an investigational chimeric monoclonal antibody that targets phosphatidylserine (PS). Signals from PS inhibit the ability of immune cells to recognize and fight tumors. Bavituximab is believed to override PS mediated immunosuppressive signaling by blocking the engagement of PS with its receptors as well as by sending an alternate immune activating signal.   PS targeting antibodies have been shown to shift the functions of immune cells in tumors, resulting in multiple signs of immune activation and robust anti-tumor immune responses.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing therapeutics to stimulate the body's immune system to fight cancer.  Bavituximab is the company's lead immunotherapy candidate. In addition to its drug development programs, Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. For more information, please visit www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the company’s collaborator in connection with its immuno-oncology combination trial may terminate the collaboration, the risk that the results from the company’s immune-oncology trial may not support further advancement of bavituximab, the risk that results from future immune-oncology trials may not support the submission of a Biologics License Application, the risk that the company may not have or raise adequate financial resources from debt and/or equity financings and/or Avid’s manufacturing operations to fund the further development of bavituximab, the risk that Avid's revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. The company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2015 as well as any updates to these risk factors filed from time to time in the company's other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.